SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2007 (April 20, 2007)

UNITED HERITAGE CORPORATION
(Exact name of Company as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

On April 20, 2007 the board of directors of United Heritage Corporation approved two stock option agreements for C. Scott Wilson, our Chief Executive Officer. The agreements memorialized grants of stock options that had been approved for Mr. Wilson on July 12, 2006, but were never otherwise documented. The option grants were reported on a Form 4 filed by Mr. Wilson on July 12, 2006 and as otherwise required in our reports. The agreements have an effective date of January 3, 2006. One agreement documented the grant of an option to purchase 433,333 shares of our common stock from our 2000 Stock Option Plan and the second agreement documented the grant of an option to purchase 66,667 shares of our common stock from our 1998 Stock Option Plan. The options will expire on January 3, 2011. The exercise price is $1.05 per share. The right to purchase one-third of the shares of common stock vested on January 3, 2006, the right to purchase one-third of the shares vested on the first anniversary on that date and the right to purchase one-third of the shares will vest on the second anniversary of that date. In the event of a termination of Mr. Wilson’s employment as an officer (and specifically as Chief Executive Officer) by us for any reason other than cause, as defined by applicable law, any unvested portion of the options will immediately vest. The options will not terminate or lapse as a result of a termination of Mr. Wilson’s employment by us for any reason other than cause, but will continue to be exercisable by Mr. Wilson on the terms set forth therein until the expiration date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2007

UNITED HERITAGE CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer